Exhibit 99.1

Contact:

AtriCure, Inc.

David J. Drachman

President and Chief Executive Officer

(513) 755-5758

ddrachman@atricure.com

AtriCure Reports Second Quarter 2012 Financial Results

Highlights

•	Record revenue of $18.3 million – up 10.5% constant currency

•	U.S. open heart revenue, including AtriClip, of $10.1 million – up 13.8%

•	Record International sales of $4.9 million – up 24.8% constant currency

WEST CHESTER, Ohio – August 2, 2012 – AtriCure, Inc. (Nasdaq: ATRC), a medical device company and a leader in cardiac surgical ablation systems for the treatment of atrial fibrillation, or AF, and systems for the exclusion of the left atrial appendage, today announced financial results for the second quarter of 2012.

Revenue for second quarter 2012 was a new high of $18.3 million, reflecting 8.9% growth (10.5% growth constant currency) over the second quarter of 2011. Revenue from U.S. product sales was a record $13.4 million, reflecting growth of 5.9%, and revenue from product sales to international customers was a record $4.9 million, reflecting growth of 17.9% or 24.8% on a constant currency basis.

“We are pleased with our performance in the second quarter which saw solid growth in domestic product sales and continued strength in the international markets. U.S. procedure volumes have remained stable through the first half of 2012 and we are optimistic that these trends will continue through the remainder of 2012,” said David J. Drachman, President and Chief Executive Officer of AtriCure. “We believe AtriCure is well positioned to capitalize on our wide range of premium products, recent AF approval, education and marketing activities, momentum in international markets, and continued investment in regulatory approvals and clinical science.”

Second Quarter Financial Results

Revenue for the second quarter of 2012 was $18.3 million, an increase of $1.5 million or 8.9% compared to second quarter 2011 revenue. Domestic revenue increased 5.9% to a record $13.4 million, including $1.8 million in sales of the AtriClip system. International revenue was a record $4.9 million, an increase of $0.8 million or 17.9% (24.8% on a constant currency basis) when compared to $4.1 million for the second quarter of 2011. International revenue growth was driven primarily by an increase in sales in Russia and Asia.

Gross profit for the second quarter of 2012 was $12.7 million compared to $12.3 million for the second quarter of 2011. Gross margin for the second quarter of 2012 was 69.6% compared to 73.2% for the second quarter of 2011. The decrease in gross margin was primarily due to increased manufacturing overhead costs required to transition and maintain the manufacturing of PMA approved products and our continued investments in quality systems to support our expanding operations.

Operating expenses for the second quarter of 2012 increased 7.5%, or $1.0 million, to $14.0 million from $13.0 million for the second quarter of 2011. The increase in operating expenses was driven primarily by a combination of increased selling, general and administrative expenses as well as non-recurring severance charges in the quarter.

Loss from operations for the second quarter of 2012 was $1.3 million compared to $0.9 million for the second quarter of 2011. Adjusted EBITDA, a non-GAAP measure, was $0.4 million for the second quarter of 2012. Net loss per share was $0.08 for the second quarter of 2012 and $0.06 for the second quarter of 2011.

Cash, cash equivalents and investments were $15.0 million at June 30, 2012, and cash used in operations during the second quarter of 2012 was $0.2 million.

Company Outlook

Given the recently announced management transition, the Company is suspending its financial guidance until it hires a new Chief Executive Officer and that person is comfortable resuming guidance.

Conference Call

AtriCure will host a conference call at 4:30 p.m. Eastern Time on Thursday, August 2, 2012 to discuss its second quarter 2012 financial results. A live webcast of the conference call will be available online from the investor relations page of AtriCure’s corporate website at www.atricure.com.

Pre-registration is available and recommended for this call at the following URL:

https://www.theconferencingservice.com/prereg/key.process?key=PK4YA7CQL

You may also access this call through an operator by calling (888) 680-0865 for domestic callers and (617) 213-4853 for international callers at least 15 minutes prior to the call start time using reservation code 16753863.

The webcast will be available on AtriCure’s website and a telephonic replay of the call will also be available through September 2, 2012. The replay dial-in numbers are (888) 286-8010 for domestic callers and (617) 801-6888 for international callers. The reservation code is 64571881.

About AtriCure, Inc.

AtriCure, Inc. is a medical device company and a leader in developing, manufacturing and selling innovative cardiac surgical ablation systems designed to create precise lesions, or scars, in cardiac, or heart, tissue for the treatment of atrial fibrillation, or AF, and systems for the exclusion of the left atrial appendage. The Company believes cardiothoracic surgeons are adopting its ablation products for the treatment of AF during concomitant open-heart surgical procedures and sole-therapy minimally invasive procedures. AF affects more than 5.5 million people worldwide and predisposes them to a five-fold increased risk of stroke. The FDA has not cleared or approved certain AtriCure products for the treatment of AF or a reduction in the risk of stroke.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that address activities, events or developments that AtriCure expects, believes or anticipates will or may occur in the future, such as earnings estimates, other predictions of financial performance, launches by AtriCure of new products and market acceptance of AtriCure’s products. Forward-looking statements are based on AtriCure’s experience and perception of current conditions, trends, expected future developments and other factors it believes are appropriate under the circumstances and are subject to numerous risks and uncertainties, many of which are beyond AtriCure’s control. These risks and uncertainties include the rate and degree of market acceptance of AtriCure’s products, AtriCure’s ability to develop and market new and enhanced products, the timing of and ability to obtain and maintain regulatory clearances and approvals for its products, the timing of and ability to obtain reimbursement of procedures utilizing AtriCure’s products, competition from existing and new products and procedures or AtriCure’s ability to effectively react to other risks and uncertainties described from time to time in AtriCure’s SEC filings, such as fluctuation of quarterly financial results, reliance on third party manufacturers and suppliers, litigation or other proceedings, government regulation and stock price volatility. AtriCure does not guarantee any forward-looking statement, and actual results may differ materially from those projected. AtriCure undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

To supplement AtriCure’s condensed consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles, or GAAP, AtriCure uses certain non-GAAP financial measures in this release as supplemental financial metrics. Non-GAAP financial measures provide an indication of performance excluding certain items. Our management believes that in order to properly understand short-term and long-term financial trends, investors may wish to consider the impact of these excluded items in addition to GAAP measures. The excluded items vary in frequency and/or impact on our continuing operations and our management believes that the excluded items are typically not reflective of our ongoing core business operations. Further, management uses results of operations before these excluded items as a basis for its strategic planning. The non-GAAP financial measures used by AtriCure may not be the same or calculated the same as those used by other companies. Reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP measures for the respective periods can be found in tables later in this release. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for AtriCure’s financial results prepared and reported in accordance with GAAP.

ATRICURE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenue	$18,268	$16,780	$35,744	$32,417
Cost of revenue	5,557	4,502	10,281	8,246

Gross profit	12,711	12,278	25,463	24,171

Operating expenses:
Research and development expenses	2,885	2,879	6,275	5,823
Selling, general and administrative expenses	11,146	10,170	22,005	20,193

Total operating expenses	14,031	13,049	28,280	26,016

Loss from operations	(1,320)	(771)	(2,817)	(1,845)

Other expense	—	(166)	(121)	(361)

Loss before income tax expense	(1,320)	(937)	(2,938)	(2,206)

Income tax expense	(6)	(9)	(8)	(14)

Net (loss) income	$(1,326)	$(946)	$(2,946)	$(2,220)

Basic and diluted net loss per share	$(0.08)	$(0.06)	$(0.18)	$(0.14)

Weighted average shares used in computing net loss per common share:
Basic and diluted	16,132	15,613	16,074	15,505

ATRICURE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands)

(Unaudited)

	June 30,	December 31,
	2012	2011
Assets

Current assets:
Cash, cash equivalents and short-term investments	$13,455	$14,183
Accounts receivable	10,383	9,514
Inventories	6,491	6,563
Other current assets	1,099	933

Total current assets	31,428	31,193

Property and equipment, net	2,653	2,351
Intangible assets	39	45
Long-term investments	1,499	—
Other assets	405	270

Total assets	$36,024	$33,859

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable and accrued liabilities	$9,703	$9,266
Current maturities of debt and capital lease obligations	2,039	1,543

Total current liabilities	11,742	10,809

Long-term debt and capital lease obligations	7,366	4,926
Other liabilities	1,980	2,509

Total liabilities	21,088	18,244

Stockholders’ equity:
Common stock	17	16
Additional paid-in capital	121,172	118,853
Other comprehensive income (loss)	(90)	(37)
Accumulated deficit	(106,163)	(103,217)

Total stockholders' equity	14,936	15,615

Total liabilities and stockholders' equity	$36,024	$33,859

ATRICURE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Six Months Ended June 30,
	2012	2011
Cash flows from operating activities:
Net loss	$(2,946)	$(2,220)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation	1,829	1,538
Depreciation and amortization	1,053	1,078
Write-off of deferred financing costs and discount on long-term debt	—	153
Amortization of deferred financing costs and discount on long-term debt	69	69
(Gain) loss on disposal of equipment	(9)	45
Amortization/accretion on investments	19	—
Change in allowance for doubtful accounts	19	18
Changes in assets and liabilities
Accounts receivable	(916)	(467)
Inventories	39	(269)
Other current assets	(176)	(254)
Accounts payable and accrued liabilities	(92)	(135)
Other non-current assets and liabilities	(171)	(60)

Net cash used in operating activities	(1,282)	(504)
Cash flows from investing activities:
Purchases of available-for-sale securities	(6,692)	(10,016)
Maturities of available-for-sale securities	4,800	6,050
Purchases of equipment	(1,395)	(638)
Net proceeds from the sale of assets	24	89

Net cash used in investing activities	(3,263)	(4,515)
Cash flows from financing activities:
Proceeds from borrowings of debt	10,000	7,500
Payments on debt and capital leases	(7,063)	(3,278)
Proceeds from stock option exercises	434	1,040
Payment of debt fees	(76)	(76)
Proceeds from issuance of common stock under employee stock purchase plan	372	346
Shares repurchased for payment of taxes on stock awards	(228)	(522)

Net cash provided by financing activities	3,439	5,010
Effect of exchange rate changes on cash and cash equivalents	7	(110)

Net decrease in cash and cash equivalents	(1,099)	(119)
Cash and cash equivalents—beginning of period	9,759	4,231

Cash and cash equivalents—end of period	$8,660	$4,112

ATRICURE, INC.

RECONCILIATION OF GAAP RESULTS TO NON-GAAP RESULTS

(In Thousands)

(Unaudited)

Reconciliation of Non-GAAP Adjusted Earnings (Adjusted EBITDA)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net loss, as reported	$(1,326)	$(946)	$(2,946)	$(2,220)
Income tax expense	6	9	8	14
Other expense (a)	—	166	121	361
Depreciation and amortization expense	575	548	1,053	1,078
Share-based compensation expense	1,141	735	1,829	1,538

Non-GAAP adjusted (loss) earnings (adjusted EBITDA)	$396	$512	$65	$771

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
(a) Other includes:
Net interest expense	$(199)	$(168)	$(422)	$(472)
Grant income	201	4	262	24
Gain (loss) due to exchange rate fluctuation	(39)	40	(35)	136
Non-employee stock option income (expense)	37	(42)	74	(49)

Other expense	$—	$(166)	$(121)	$(361)

###